Exhibit 99.1

Pliant Therapeutics Provides Corporate Update and Reports Third Quarter 2025 Financial Results
Oncology program advancing with data expected in the fourth quarter 2025

BEACON-IPF close out activities to be completed in the fourth quarter 2025
SOUTH SAN FRANCISCO, CA., November 6, 2025 - Pliant Therapeutics, Inc. (Nasdaq: PLRX), a clinical-stage biotechnology company focused on the discovery and development of integrin-based therapeutics, today provided a corporate update and reported third quarter 2025 financial results.

“During the third quarter, our team continued to advance our portfolio while winding down activities surrounding the BEACON-IPF trial,” said Bernard Coulie, M.D., Ph.D., President and Chief Executive Officer of Pliant. “Looking ahead, we continue to evaluate a range of opportunities to create shareholder value.”
Third Quarter and Recent Developments
Oncology Program
•Phase 1 open-label trial of PLN-101095 in solid tumors has completed enrollment. PLN-101095 is an oral, small molecule, dual selective inhibitor of αvβ8 and αvβ1 integrins designed to overcome checkpoint resistance by blocking TGF-β activation in the tumor microenvironment. The Phase 1 open-label, dose-escalation trial of PLN-101095 as monotherapy and in combination with pembrolizumab is in patients with solid tumors that are resistant to immune checkpoint inhibitors. In March of 2025 we announced interim data from this trial showing PLN-101095 was well tolerated and displayed an objective response rate of 50% in the third of five ascending dose cohorts. The trial has now completed enrollment of all five dose cohorts. Data from the trial, including the two highest dose cohorts, is expected by the end of 2025.
Bexotegrast
•BEACON-IPF close out activities to be completed in fourth quarter. Close out activities from the BEACON-IPF Phase 2b/3 clinical trial are expected to be completed in the fourth quarter of 2025 with full results from the trial to be submitted for future publication.
Corporate Highlights
•In October, the Company announced that it completed a voluntary prepayment of all outstanding principal, accrued and unpaid interest, fees, costs and expenses under the March 11, 2024 Loan Agreement with Oxford Finance LLC.
Third Quarter 2025 Financial Results
•Research and development expenses were $17.9 million as compared to $47.8 million for the prior-year quarter. The decrease was primarily driven by the discontinuation of BEACON-IPF.
•General and administrative expenses were $10.3 million as compared to $14.3 million for the prior-year quarter. The decrease was primarily due to lower personnel-related costs resulting from the strategic restructuring of our workforce.
•Net loss was $26.3 million as compared to $57.8 million for the prior-year quarter. The decrease was primarily attributable to the discontinuation of BEACON-IPF coupled with the decrease in personnel-related costs resulting from the strategic restructuring of our workforce.
•As of September 30, 2025, the Company had cash, cash equivalents and short-term investments of $243.3 million.

About Pliant Therapeutics, Inc.
Pliant Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery and development of integrin-based therapeutics. The Company’s lead program is PLN-101095, a small molecule, dual-selective inhibitor of αvß8 and αvß1 integrins, that is being developed for the treatment of solid tumors. In addition, Pliant has received regulatory clearance for the conduct of a Phase 1 study of PLN-101325, a monoclonal antibody agonist of integrin α7β1 targeting muscular dystrophies. Pliant’s early-stage platform includes preclinical research focused on tissue-specific delivery and internalization of drug payloads utilizing integrin receptor-binding molecules. For additional information, please visit: www.PliantRx.com. Follow us on social media X, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include those regarding the close-out of the BEACON-IPF study, the anticipated timing of data from our ongoing Phase 1 trial of PLN-101095, the cost savings expected to result from our strategic restructuring, our ongoing evaluation of business opportunities and our ability to maintain core capabilities in support of Pliant’s next steps. Because such statements deal with future events and are based on our current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Pliant could differ materially from those described in or implied by the statements in this press release. These forward-looking statements are subject to risks and uncertainties, including those related to the development and commercialization of our product candidates, including any delays in our ongoing or planned preclinical or clinical trials, the impact of current macroeconomic, geopolitical and marketplace conditions on our business, operations, clinical supply and plans, our reliance on single-source third parties located in foreign jurisdictions, including China, for critical aspects of our development operations, the risks inherent in the drug development process, the risks regarding the accuracy of our estimates of expenses and timing of development, our capital requirements and the need for additional financing, and our ability to obtain and maintain intellectual property protection for our product candidates. These and additional risks are discussed in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the period ended September 30, 2025 which we are filing with the SEC today, available on the SEC's website at www.sec.gov. Unless otherwise noted, Pliant is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.
Investor and Media Contact:
Christopher Keenan
Vice President, Investor Relations and Corporate Communications
Pliant Therapeutics, Inc.
ir@pliantrx.com

Pliant Therapeutics, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands, except number of shares and per share amounts)

	Three Months Ended September 30,
	2025	2024
Operating expenses:
Research and development	$(17,938)	$(47,754)
General and administrative	(10,331)	(14,260)
Total operating expenses	(28,269)	(62,014)
Loss from operations	(28,269)	(62,014)
Interest and other income (expense), net	2,783	5,128
Interest expense	(815)	(877)
Net loss	$(26,301)	$(57,763)
Net loss per share - basic and diluted	$(0.43)	$(0.95)
Shares used in computing net loss per share - basic and diluted	61,406,475	60,730,935

Pliant Therapeutics, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$93,732	$71,188
Short-term investments	148,065	284,536
Prepaid expenses and other current assets	3,791	6,540
Total current assets	245,588	362,264
Property and equipment, net	4,344	5,525
Operating lease right-of-use assets	24,794	27,243
Restricted cash	1,482	1,482
Other non-current assets	392	435
Total assets	$276,600	$396,949
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$485	$5,960
Accrued research and development	7,779	14,363
Accrued liabilities	8,173	12,353
Operating lease liabilities, current	1,187	542
Total current liabilities	17,624	33,218
Operating lease liabilities, non-current	28,231	29,439
Long-term debt	30,439	30,211
Total liabilities	76,294	92,868
Stockholders’ equity
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	1,036,085	1,013,806
Accumulated deficit	(835,819)	(710,052)
Accumulated other comprehensive gain	34	321
Total stockholders’ equity	200,306	304,081
Total liabilities and stockholders’ equity	$276,600	$396,949